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                     August 11, 2022

       Kemper Isely
       Principal Executive Officer, Co-President and Director
       Natural Grocers by Vitamin Cottage, Inc.
       12612 West Alameda Parkway
       Lakewood, Colorado 80228

                                                        Re: Natural Grocers by
Vitamin Cottage, Inc.
                                                            Form 10-K for
Fiscal Year Ended September 30, 2021
                                                            Filed December 9,
2021
                                                            File No. 001-35608

       Dear Mr. Isely:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services